UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 5, 2009

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information disclosed below under Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2009, the Board of Directors (the “Board”) of Blue Coat Systems, Inc. (the “Company”) increased its size from six to seven members, and elected Carol G. Mills to the Board. Ms. Mills also was appointed as a member of the Compensation Committee.

Ms. Mills is an independent consultant, and currently serves on the Board of Directors of Adobe Systems, Inc., where she serves as Chairman of its Executive Compensation Committee and a member of its Nominating and Governance Committee, and Tekelec, where she serves as Chairman of its Executive Compensation Committee and a member of its Nominating and Governance Committee. Ms. Mills was Executive Vice President and General Manager, Infrastructure Products Group, Juniper Networks, Inc., from November 2004 until February 2006, and was an independent consultant from 2002 until assuming that position. She was President and CEO of Acta Technology from July 1998 to 2002, and held various executive positions at Hewlett Packard Company prior to that time. Ms. Mills holds a Bachelor of Art degree in economics from Smith College and a Master of Business Administration from Harvard University.

Ms. Mills will receive compensation as specified in the Company’s FY2009 Director Compensation Program and outlined in her offer letter. A copy of that offer letter is attached to this Form 8-K as Exhibit 99.01 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.01	Offer Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: January 6, 2009	By:	/s/ Betsy E. Bayha
Betsy E. Bayha Senior Vice President, General Counsel and Secretary